Exhibit 10.24

UBS Bank USA
c/o UBS Financial Services Inc. 1000 Harbor Boulevard, 8th FL. Weehawken, NJ 07086-6761

ubs.com/fs

000126 UBSBDD11 000000
AXT Inc ATTN: Raymond Low
4281 Technology Drive
Fremont, CA 94538-6339

January 17, 2012

Notice: Your Credit Line account has been increased

Approval amount on your UBS Credit Line account has been increased as detailed below.

Account number	5V 66301
Previous approval amount	$3,000,000,00
New approval amount as of January 13, 2012	$10,000,000.00

Please note that the rate on your Credit Line may have changed as a result of this increase; refer to Schedules I and II in your Credit Line Agreement.

Questions
Please contact your Financial Advisor at 1-415-398-6400 if you have questions regarding your Credit Line account. Thank you for allowing us to serve your wealth management needs.

Sincerely,

/s/ Steve Stewart
Steve Stewart

Senior Vice President & Chief Credit Officer
UBS Bank USA

Disclosure
Loans made through a Credit Line are extended solely at the discretion of UBS Bank USA under the terms of the§
Credit Line Agreement (Agreement), This is not a committed loan facility and UBS Bank USA is not obligated to you or any third party to satisfy your borrowing requests. UBS Bank USA Credit Line loans may not be used to purchase, carry, or trade in securities, or pay debt that was used to purchase, carry, or trade in securities, Payment of principal prior to the end of a fixed rate contact may result in prepayment fees, Changes in the value of the collateral supporting your Credit Line, as well as other factors described in the Agreement, may limit your ability to access funds from your Credit Line, Reliance on this letter by a third party for any reason shall in no way create any obligation upon UBS Bank USA to such third party,

UBS Bank USA and UBS Financial Services Inc. are a subsidiaries of UBS AG
Package ID: 0018589843 - 01E